Exhibit 99.1

News Release

COMMERCIAL METALS COMPANY TO ACQUIRE CERTAIN U.S. REBAR ASSETS FROM GERDAU

Irving, Texas - January 2, 2018—Commercial Metals Company (NYSE: CMC), today announced it has entered into a definitive agreement to acquire certain U.S. rebar steel mill and fabrication assets from Gerdau S.A. (NYSE: GGB), a producer of long and specialty steel products in the Americas for a cash purchase price of $600 million, subject to customary purchase price adjustments.

The acquisition includes 33 rebar fabrication facilities in the United States, as well as steel mills located in Knoxville, Tennessee; Jacksonville, Florida; Sayreville, New Jersey and Rancho Cucamonga, California, with annual mill rolling capacity of 2.5 million tons.

Upon completion of the acquisition, CMC will have an expanded geographic footprint in the largest construction regions in the U.S. The acquisition will increase CMC’s annual rebar and fabrication capacity and allow for the more efficient utilization of its asset base to better serve customers. After adding the incremental 2.7 million tons of melt capacity, CMC will have approximately 7.2 million tons of global melt capacity at the close of the transaction.

“This acquisition aligns with our strategy to focus on our strength in concrete reinforcing products and leverages CMC’s core competencies in rebar production and value added fabrication services to non-residential construction customers. In addition, these assets provide us the opportunity to optimize our product mix more fully in the U.S. As a leader in rebar manufacturing technology and customer service, we are excited to take advantage of our expertise to increase throughput, lower costs and improve the customer experience in our new operations,” stated Barbara Smith, President and CEO of Commercial Metals Company.

“Over the past several years we have repositioned our portfolio to focus on our core strengths of vertically integrated steel manufacturing and fabrication services as well as strengthen our balance sheet placing us in the optimal position to take advantage of this unique growth opportunity,” continued Smith, “We plan to invest in these facilities to create efficiencies utilizing our expertise in the latest innovations for steel manufacturing and fabrication. We look forward to welcoming the approximately 2,700 employees of these facilities to CMC.”

The acquisition is expected to be accretive to earnings and cash flow within the first year after the transaction closes. Once fully integrated, the combined operations are expected to generate approximately $40 million in pre-tax operational synergies annually.

The transaction has been approved by the boards of directors of both Commercial Metals Company and Gerdau S.A.. The closing of the transaction, which is expected to close before calendar year-end 2018, is subject to the satisfaction or waiver of customary closing conditions, including customary regulatory review. The transaction is supported by a fully committed $600 million long-term facility.

Investor Conference Call and Webcast

In conjunction with this announcement, Commercial Metals Company (NYSE: CMC) invites you to listen to its conference call that will be broadcast live over the Internet today, Tuesday, January 2, 2018, at 11:00 a.m. Eastern Time (10:00 a.m. Central) with Barbara Smith, President & CEO and Mary Lindsey, Senior Vice President & CFO.

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The teleconference will also be available via webcast. To access the webcast (in listen-only mode), please visit Commercial Metals Company’s Web site at www.cmc.com.

About Commercial Metals Company

Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including four electric arc furnace (“EAF”) mini mills, an EAF micro mill, a rerolling mill, steel fabrication and processing plants, construction-related product warehouses, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.

Forward-Looking Statements

This news release contains forward-looking statements regarding the Company’s expectations relating to the proposed acquisition, the timing and financing thereof, the ability to obtain regulatory approvals and meet other closing conditions for the proposed acquisition and the financial and operational benefits of the proposed acquisition. These forward-looking statements generally can be identified by phrases such as we, CMC or its management “expects,” “anticipates,” “believes,” “estimates,” “intends,” “plans to,” “ought,” “could,” “will,” “should,” “likely,” “appears” or other similar words or phrases. These and other forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Results may be materially affected by factors such as: risks associated with acquisitions generally, such as the inability to obtain, or delays in obtaining, required approvals under applicable antitrust legislation and other regulatory and third party consents and approvals; potential volatility in the capital markets and its impact on the ability to complete the proposed financing necessary to pay the purchase price; failure to retain key management and employees; issues or delays in the successful integration of the acquired operations with those of the Company, including incurring or experiencing unanticipated costs and/or delays or difficulties; difficulties or delays in the successful transition of the acquired operations from the information technology systems of the sellers to those of the Company as well as risks associated with other integration or transition of the operations, systems and personnel of the acquired operations; future levels of revenues being lower than expected and costs being higher than expected; failure or inability to implement growth strategies in a timely manner; unfavorable reaction to the proposed acquisition by customers, competitors, suppliers and employees; conditions affecting the industry generally; local and global political and economic conditions; conditions in the securities market that are less favorable than expected; and changes in the level of capital investment, and other risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended August 31, 2017. Except as required by law, the Company undertakes no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or otherwise.

Media Contact for CMC:

Geralyn Debusk 972-458-8000

gdebusk@HalliburtonIR.com